Exhibit 99(a)(5)

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF TRUST

OF

OHA PRIVATE CREDIT FUND

This Certificate of Amendment to the Certificate of Trust of OHA Private Credit Fund is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) and sets forth the following:

1.          The name of the statutory trust formed hereby is “OHA Private Credit Fund” (the “Trust”).

2.          The Trust’s Certificate of Trust is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

     1.  Name.  The name of the statutory trust formed hereby is “T. Rowe Price OHA Private Credit Fund” (the “Trust”).

3.          This Certificate of Amendment to the Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustees have executed this Certificate as of April 6, 2022, in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Ellen Jean-Baptiste
Name: Ellen Jean-Baptiste
Title: Assistant Vice President

/s/ Gregory S. Rubin
Gregory S. Rubin, Trustee